Ex. 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

I have read the statements made by BioLargo, Inc. set forth in Item 4.01 as part of the Company's Form 8-K report dated March 23, 2011. I agree with the statements concerning my firm in such Form 8-K.

/s/ Jeffrey S. Gilbert
Jeffrey S. Gilbert, C.P.A. March 23, 2011